                                                               EXHIBIT NO. 11.01

                    OCCUPATIONAL HEALTH + REHABILITATION INC
                       COMPUTATION OF EARNINGS PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)
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
                                        THREE MONTHS ENDED MARCH 31
                                          1998                1997
                                        ---------------------------
EARNINGS PER COMMON SHARE - BASIC
 Weighted average common
  stock outstanding during
    the period................         1,478,977             1,566,396
                                      ==========           ===========
 Net loss.....................        $     (195)          $      (654)
 Less: Accretion of preferred
  stock redemption value... ..                (4)                   (5)
                                      ----------           -----------
 Net loss available to
  common stock................        $     (199)          $      (659)
                                      ==========           ===========
 Net loss per share - basic...            $(0.13)          $     (0.42)
                                      ==========           ===========

EARNINGS PER COMMON SHARE-
 DILUTED
 Weighted average common stock
  outstanding during
  the period..................         1,478,977             1,566,396
 Plus:  Incremental shares
  from assumed conversions
    Series A preferred
     stock....................         1,416,667             1,416,667
    Convertible subordinated
     debt.....................            25,000                 7,778
                                      ----------           -----------
 Adjusted weighted average
  shares......................         2,920,644            2, 990,841
                                      ==========           ===========

 Net loss.....................        $     (195)          $      (654)

Plus:  Interest expense on
 convertible subordinated
 debt.........................                 4                     1
Less: Accretion on preferred
 stock redemption value.......                (4)
                                      ----------           -----------
 Net loss available to
  common stock................        $     (195)          $      (653)
                                      ==========           ===========
 Net loss per share -
  diluted.....................            $(0.07)          $     (0.22)
                                      ==========           ===========
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 NOTES: THE EFFECT OF OPTIONS AND WARRANTS IS NOT CONSIDERED AS IT WOULD BE
ANTIDILUTIVE.